Exhibit 99.1

[STRESSGEN BIOTECHNOLOGIES LETTERHEAD]

    STRESSGEN BIOTECHNOLOGIES ANNOUNCES
$25.0 MILLION BOUGHT DEAL FINANCING

FOR DISTRIBUTION IN THE U.S. ONLY

FOR IMMEDIATE RELEASE

December 3, 2001

    Victoria, British Columbia, CANADA — Stressgen Biotechnologies Corporation (TSE: SSB) announced today that it has entered into an agreement with a syndicate of Canadian underwriters, on a bought deal basis, to issue and sell 6,024,100 common shares at a price of Canadian $4.15 per share for gross proceeds of approximately Canadian $25,000,000. The underwriters have an option to purchase up to an additional 2,409,640 common shares on the same terms. The offering is subject to the approval of The Toronto Stock Exchange and all necessary regulatory approvals. The financing is expected to close on or about December 20, 2001.

    The proceeds from the financing will be used to fund the late stage and expanded clinical development of Stressgen's lead product, HspE7, and to advance other product candidates through the development process.

    The securities have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

    This news release contains forward-looking statements that involve risks and uncertainties, including statements regarding timing of and intended use of proceeds from an offering of common shares, as well as development and commercialization of therapeutics for viral infections. Factors including the risks that the company will not obtain approvals to market its products and will need to develop internally the skill sets of an established pharmaceutical Company, and other risks more fully discussed in our filings with U.S. and Canadian securities regulatory authorities, could cause the Company's ultimate performance to differ materially from those implied by the forward-looking statements.

Contact:
Donald D. Tartre
Vice President and Chief Financial Officer
4445 Eastgate Mall, 2nd Floor
San Diego, CA USA 92121
Tel: 858/812-5616
Fax: 858/812-5613
dtartre@stressgen.com

# # #